Exhibit 5.1

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	March 4, 2014	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611

TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800
Xerium Technologies, Inc.
14101 Capital Boulevard
Youngsville, North Carolina 27596

Re:	Xerium Technologies, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as counsel for Xerium Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of (i) an additional 750,000 shares (the “Additional Plan Shares”) of the Company’s common stock, $0.001 par value per share, for issuance pursuant to the Company’s 2010 Equity Incentive Plan, which was adopted by the Company on May 25, 2010, pursuant to the Company’s amended joint prepackaged plan of reorganization (the “Plan of Reorganization”) under chapter 11 of the U.S. Bankruptcy Code, as previously amended and as further amended by Amendment No. 2 (as so amended, the “Plan”), which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on June 13, 2013 (the “Annual Meeting”) and (ii) 985,909 shares (the “Inducement Award Shares”) of the Company’s common stock, $0.001 par value per share, issuable pursuant to that certain Time-Based Restricted Stock Unit Agreement between the Company and Harold C. Bevis dated August 15, 2012 and that certain Option Agreement between the Company and Harold C. Bevis dated August 15, 2012 (together, the “Inducement Award Agreements”). This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Second Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, the Company’s 2013 Proxy Statement, the Certificate of the Inspector of Elections from the Annual Meeting, the Plan of Reorganization, the bankruptcy court’s order confirming the Plan of Reorganization, the Inducement Award Agreements, the minutes of the Company’s Board of Directors relating to the Plan, the Plan of Reorganization, and the Inducement Award Agreements, and such other documents, records, and matters of law and fact as we, in our professional judgment, have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinions set forth below.

Based on the foregoing and the further qualifications and limitations set forth below, it is our opinion that:

(1)The Additional Plan Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the Plan and upon either (a) the countersigning of the certificates representing the Additional Plan Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Additional Plan Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and nonassessable.

(2)The Inducement Award Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the terms of the Inducement Award Agreements and upon either (a) the countersigning of the certificates representing the Inducement Award Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Inducement Award Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and nonassessable.

Our opinions are limited to matters governed by the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction. Our opinions do not extend to compliance with federal and state securities laws relating to the sale of securities. This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give opinion letters of this kind. This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Bus. Law. 831 (May 1998) and the Statement on the Role of Customary Practice in the Preparation and Understanding of Third-Party Legal Opinions, 63 Bus. Law. 1277 (Aug. 2008).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinions are as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our opinions expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.